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                                                                       EXHIBIT 3


                                                                    June 7, 1999

Conning Insurance Capital Limited Partnership V, L.P.
c/o Conning & Company
185 Asylum Street
CityPlace II
Hartford, Connecticut  06103


         The provisions of this letter shall be effective from and after the date hereof and until Conning Insurance Capital Limited Partnership V, L.P., a Delaware limited partnership ("Conning"), owns less than 500,000 shares (as adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations or other similar transactions) of the common stock, $.01 par value, of Clark/Bardes Holdings, Inc., a Delaware corporation (the "Company").

         Upon the execution and delivery of this letter, the Company shall have caused one (1) designated representative (the "Conning Representative") of Conning, initially Steven F. Piaker, to be appointed to the Board of Directors of the Company (the "Board") as a "Class I" director and the Company further agrees to maintain the Conning Representative as a Class I director until such term expires in 2002. Upon the expiration of the stated term of such Conning Representative, the Company shall nominate, and shall use its best efforts to cause and maintain to the election of the Board, a Conning Representative as a successor to the director whose term has so expired. In the event that a Conning Representative is not elected to the Board after the expiration of the stated term of the previous Conning Representative, then, until such time as a Conning Representative is duly elected to the Board, Conning shall have the right to appoint one designated representative to attend (or in the case of a telephonic meeting, to listen by telephone to) each meeting of the Board; provided, however, that to the extent that the divulgence of any information in the presence of such designated representative would result in a breach of the Company's fiduciary responsibilities or a waiver of any attorney-client privilege, then such designated representative shall be excluded from the discussions regarding such information to the extent, and only to the extent, necessary to avoid a breach of the Company's fiduciary responsibilities or waiver of attorney-client privilege regarding such information.

         If the Conning Representative elected as a director resigns or is otherwise removed (with or without cause) from the Board, then the Company hereby agrees to cause another designated representative of Conning to fill any vacancy created by the resignation or removal, for any reason, of the Conning Representative from the Board. The Company agrees that it will not take any action to remove the Conning Representative from the Board unless such removal is for "cause".

         In furtherance of the foregoing, the Company agrees that it will not allow the Certificate of Incorporation of the Company or the Bylaws of the Company to be amended in any respect if, as a result, such amendment would adversely affect the rights of Conning under this letter agreement.

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         This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and neither this letter agreement nor any provision hereof may be waived, modified, amended or terminated except by written agreement executed by the Company and Conning.


                              CLARK/BARDES HOLDINGS, INC.


                              By:   /s/ Melvin G. Todd
                                 --------------------------------------------
                              Name:   Melvin G. Todd
                              Title:  President and Chief Executive Officer



ACKNOWLEDGED AND AGREED TO BY:

CONNING INSURANCE CAPITAL LIMITED PARTNERSHIP V, L.P.

By:   Conning Investment Partners V, LLC,
      its General Partner

By:   Conning & Company, its Manager Member


By:   /s/ Steven F. Piaker
   -------------------------------------------
Name:   Steven F. Piaker
Title:  Senior Vice President